SHOPPING CENTER LEASE

between

LA FLORESTA REGENCY, LLC
(Landlord)

and

REBORN GLOBAL HOLDINGS, INC.
d/b/a Reborn Coffee
(Tenant)

at

Village at La Floresta
Brea, California

July 25, 2016

INITIAL HERE
Landlord
Tenant

CONTENTS

INITIAL HERE
Landlord Regency Centers
Tenant JTC ZOK

VILLAGE AT LA FLORESTA
SHOPPING CENTER LEASE

THIS SHOPPING CENTER LEASE (this "Lease"), made and effective as of this 25 day of July, 2016, is by and between **LA FLORESTA REGENCY, LLC**, a Delaware limited liability company (herein called "Landlord"), and **REBORN GLOBAL HOLDINGS, INC.**, a California corporation, d/b/a Reborn Coffee (herein called "Tenant")

In consideration of the obligations of Tenant to pay rent and other charges as herein provided and in consideration of the other terms, covenants and conditions hereof, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises described herein for the Term described herein and subject to the terms and conditions set forth herein.

ARTICLE 1. INTRODUCTORY PROVISIONS

1.1 FUNDAMENTAL LEASE PROVISIONS. Certain fundamental provisions and terms are presented and/or defined in this Section in summary form to facilitate convenient reference by the parties hereto:

(a) Tenant's trade name (d/b/a)

Reborn Coffee
(Section 7.1)

(b) Term

Sixty (60) full calendar months commencing on the Commencement Date, as defined below (plus the number of months in any options to extend set forth in this Lease, provided any such options to extend are properly exercised by Tenant in accordance with the terms and conditions applicable thereto set forth in this Lease).
(Article 3)

(c) Premises

Unit or space number: D1
(Exhibit "B" - Part 2)

Premises Address:
TBD
Brea, CA 92823

Tenant is responsible for independently verifying the accuracy of any Premises Address set forth above.
(Section 2.2)

(d) Square footage in Premises (square footage is also sometimes referred to herein as gross leasable area or "GLA")

1,222 square feet
(Section 1.5)

(e) GLA in the Landlord's Building

86,957 square feet

(f) Tenant's Proportionate Share

Tenant's Proportionate Share shall be defined as the percentage that the GLA of the Premises bears to the entire GLA of the Landlord's Building.

(g) Minimum Annual Rent (also sometimes referred to as "Minimum Rent")

Months	Minimum Rent (Monthly)	Minimum Rent (Per Sq. ft. of the Premises per annum)	Minimum Rent (Annual)
1 - 12	$6,110.00	$60.00	$73,320.00
13 - 24	$6,354.40	$62.40	$76,252.80
25 - 36	$6,608.98	$64.90	$79,307.80
37 - 48	$6,872.73	$67.49	$82,472.78
49 - 60	$7,147.68	$70.19	$85,772.18

plus applicable sales tax, if any. If the Commencement Date is not the first day of a month, then Minimum Rent from the Commencement Date until the first day of the following month shall be prorated on a daily basis (based upon the monthly Minimum Rent for Month 1 of the Term).
(Section 4.2)

INITIAL HERE
Landlord
Tenant

(h) Percentage Rent	As set forth in Article 4 below. (Section 4.4)
(i) Commencement Date	The Commencement Date shall be the earlier of (i) one hundred twenty (120) days after the date of Landlord's delivery of possession of the Premises to Tenant in accordance with this Lease, or (ii) the date on which Tenant first opens for business in the Premises. (Article 3) Tenant shall begin paying Minimum Annual Rent and Tenant's Proportionate Share of Common Area Costs, Taxes and Insurance on the Commencement Date.
(j) Use	The Premises shall be used primarily for the operation of a coffee store offering brewed coffee/espresso/tea drinks by-the-cup including coffee/express/tea-based blended drinks, and, on an incidental basis only, offering a combination and assortment of pre-packaged juice or smoothie drinks that are not made to order, prepackage coffee products, bottled water, bottled sodas and similar bottled beverages, pre-made pastries and similar bite-sized or single offering baked goods (expressly excluding cakes, bread loaves or other baked goods typically offered by a full-service bakery), ready-to-eat fruit salads or similar parfait cups, branded Reborn merchandise items, all in a manner that is substantially consistent with other first class national or regional coffee stores and/or coffee bars in Southern California (by way of example only, Starbucks, Coffee Bean, Peet's Coffee, or Intelligentsia), and for no other use or purpose whatsoever. (Article 7) Notwithstanding the foregoing, Tenant agrees that it will not violate, and Tenant's use set forth herein is expressly subject to, the existing exclusive uses and restrictive covenants set forth in Exhibit "J" to this Lease.
(k) Guarantor(s) (if none, so state)	Jay Kim and Minyi Kim (Exhibit "D")
(l) Default Rate	The lesser of twelve percent (12%) per annum or the maximum lawful rate of interest permitted by applicable law.
(m) Security Deposit	$7,179.25
(n) Brokers	Regency Centers, L.P. and CBRE representing Landlord and Coreland Companies representing Tenant (Section 25.5)
(o) Estimated Common Area Costs for 2016	$4.85 per square foot of GLA of the Premises per annum (Subject to annual adjustment) (Article 8)
(p) Estimated Taxes for 2016	$4.86 per square foot of GLA of the Premises per annum (Subject to annual adjustment) (Article 5)
(q) Estimated Insurance for 2016	$0.79 per square foot of GLA of the Premises per annum (Subject to annual adjustment) (Article 11)
(r) Promotional Fund (If not applicable, so state)	$1.00 per square foot of GLA of the Premises per annum (Subject to annual adjustment)

INITIAL HERE
Landlord
Tenant

Regency Centers

(s) Estimated Monthly Payment at Commencement Date

Minimum Rent	$6,110.00
Additional Rent:	
Common Area Costs	$493.89
Taxes	$494.91
Insurance	$80.45
Promotional Fund (if not applicable, so state)	$101.83
Signage Fee (if not applicable, so state)	N/A In the event of any conflict between the above and the terms and conditions related to any signage fee set forth in Article 16, Article 16 shall control.
Satellite Fee (If not applicable, so state)	N/A In the event of any conflict between the above and the terms and conditions related to any satellite fee set forth in Exhibit "H", Exhibit "H" shall control.
Total Monthly Additional Rent	$1,171.08
State and County Sales Tax	N/A as of the date of this Lease
Total Estimated Monthly Payment at Commencement Date	$7,281.08

(t) Address for Notices

To Landlord:

c/o Regency Centers Corporation
One Independent Drive
Suite 114
Jacksonville, Florida 32202-5019
Attention: Lease Administration

With a copy to:
c/o Regency Centers Corporation
One Independent Drive
Suite 114
Jacksonville, Florida 32202-5019
Attention: Legal Department

With a copy to:
c/o Regency Centers Corporation
915 Wilshire Boulevard Suite 2200
Los Angeles, California 90017
Attention: Property Management

To Tenant:

Reborn Global Holdings, Inc.
2100 E. Valencia Drive
Suite #B
Fullerton, CA 92831
Attention: Jay Kim

INITIAL HERE
Landlord Regency Centers
Tenant JO JKK

1.2 REFERENCES AND CONFLICTS. Article and Section references appearing in Section 1.1 are to designate some of the other places in this Lease where additional provisions applicable to the particular Fundamental Lease Provisions appear. Each reference in this Lease to any of the Fundamental Lease Provisions contained in Section 1.1 shall be construed to incorporate all of the terms provided for under such provisions, and such provisions shall be read in conjunction with all other provisions of this Lease applicable thereto. If there is any conflict between any of the Fundamental Lease Provisions set forth in Section 1.1 and any other provision of this Lease, the latter shall control.

1.3 EXHIBITS. The following are attached hereto as exhibits and hereby made a part of this Lease:

(a) Exhibit "A" Legal Description of the land comprising the Shopping Center as presently constituted as of the date of this Lease

(b) Exhibit "B" Part 1 - Site Plan of the Shopping Center (the "Landlord's Building" is identified on the Site Plan of the Shopping Center as presently constituted as of the date of this Lease); and Part 2 - Leasing Plan (the "Premises" and "Short Term Parking" are identified on the Leasing Plan)

(c) Exhibit "C" Tenant's Work; Exhibit "C-1" Sign Criteria; and Exhibit "C-2" Landlord's Work

(d) Exhibit "D" Absolute Unconditional Guaranty Agreement (sometimes referred to herein as the "Guaranty") (not an exhibit unless Guarantor is named in Section 1.1)

(e) Exhibit "E" Requirements and Restrictions

(f) Exhibit "F" Intentionally Omitted

(g) Exhibit "G" Intentionally Omitted

(h) Exhibit "H" Intentionally Omitted

(i) Exhibit "I" Intentionally Omitted

(j) Exhibit "J" Existing Exclusive Uses and Restrictive Covenants

(k) Exhibit "K" California Specific Disclosures Addendum

1.4 THE SHOPPING CENTER; THE LANDLORD'S BUILDING. The "Shopping Center" means the land described in Exhibit "A" and improvements thereon constituting an integrated retail shopping center, as the same may be modified from time to time throughout the Term. The structure or structures shown on Exhibit "B" – Part 1 as the "Landlord's Building," as the same may be altered, reduced, expanded, added to or eliminated from time to time throughout the Term, is hereinafter called the "Landlord's Building." Landlord may at any time and from time to time change the shape, size, location, number, height and extent of the improvements in the Shopping Center (and the street address and/or name of the Shopping Center) and eliminate or add any improvements to any portion of the Shopping Center and add land thereto or eliminate land therefrom. Without limiting the foregoing, it is understood and agreed that, except for Landlord's obligations specifically set forth in this Lease such as, without limitation, Article 12, Article 13, and Article 24 hereof, Landlord has no obligation to remodel or renovate the Shopping Center or any portion thereof at any time or from time to time; however, Tenant acknowledges and agrees that Landlord may elect to do so and that any remodeling or renovation shall in no way constitute an actual or constructive eviction of Tenant from the Premises, result in or give rise to any abatement in or offset against any Rent reserved hereunder, or entitle Tenant to any compensation or damages from Landlord.

1.5 GROSS LEASABLE AREA. At the Commencement Date, GLA is estimated to be, with respect to the Premises, the number of square feet set forth in Section 1.1(d) and, with respect to the Landlord's Building, the number of square feet set forth in Section 1.1(e). GLA will change with additions or deletions to the Landlord's Building and/or the Premises. The GLA is measured from the exterior face of exterior walls, the exterior face of service corridor walls and the centerline of interior demising walls. No deduction shall be made for columns, stairs, elevators or any internal construction or equipment. Unless another provision of this Lease expressly grants to Tenant a right to certify and/or remeasure the GLA of the Premises, Tenant shall have no such right to certify and/or remeasure or otherwise dispute the GLA of the Premises set forth in Section 1.1(d) above.

1.6 DEVELOPMENT SPECIFIC AGREEMENTS. The Shopping Center is a part of a master planned, mixed-use commercial and residential project known as "La Floresta" in Brea, California (the "Master Development") and it is desirable to develop, maintain and operate, the respective developments within the Master Development in a harmonious and mutually beneficial manner pursuant to various agreements. Tenant acknowledges and agrees that Tenant, the Premises and this Lease are subject and subordinate to the covenants, conditions, restrictions, easements and other property specific agreements affecting the Master Development and/or the Shopping Center as amended and as may be further amended from time to time in accordance with the provisions thereof including, without limitation:

INITIAL HERE Regency Centers
Landlord
Tenant JQ JKK

(i) that certain Development Agreement No. DA 08-01 Concerning Property Known as "La Floresta Village" and "Birch Hills Site" Located In Brea, California, recorded in the Official Records of Orange County, California on June 25, 2010 as Instrument No. 2010000300254, (ii) that certain Grant of Easements and Mutual Benefit Agreement (Planning Area 5 – Retail Village Component) by La Floresta, LLC and Landlord recorded in the Official Records on December 4, 2014 as Instrument No. 2014000523954, and (iii) that certain Declaration of Covenants, Conditions and Restrictions (Retail Village) by Landlord, as "Declarant", recorded in the Official Records on December 4, 2014 as Instrument No. 2014000523956 (collectively, the "Mutual Benefit Agreements"); provided, however, if any such agreement is not of record as of the date of this Lease, then this Lease shall automatically become subordinate to such agreement upon recordation.

ARTICLE 2. PREMISES

2.1 LEASE OF PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Term, at the Rent, and upon the terms, covenants and conditions herein set forth.

2.2 PREMISES DEFINED. The term "Premises" means the space situated in the Landlord's Building in the location marked on Exhibit "B" – Part 2 and shall consist of the space thereat within the walls, structural floor and the bottom of the roof of the Landlord's Building. The Premises shall include only the appurtenances specifically granted in this Lease, Landlord specifically excepting and reserving for itself the roof, the air space above the roof, the space below the floor, the exterior portions of the Premises (other than the storefront), and the right to install pipes, ducts, conduits, wire, solar panels and other mechanical equipment serving other portions, tenants and occupants of the Shopping Center under or above the Premises, without the same constituting an actual or constructive eviction of Tenant from the Premises, resulting in or giving rise to any abatement in or offset against any Rent reserved hereunder, or entitling Tenant to any compensation or damages from Landlord.

2.3 DELIVERY OF PREMISES. Landlord agrees to deliver to Tenant, and Tenant agrees to accept from Landlord, possession of the Premises when Landlord advises Tenant in writing that the work described on Exhibit "C-2" to this Lease ("Landlord's Work") (if any) has been substantially completed to permit Tenant to commence the work described on Exhibit "C" to this Lease ("Tenant's Work") or when Tenant takes possession of the Premises, whichever first occurs. Landlord's notice thereof shall constitute delivery of the Premises without further act by either party. Landlord will deliver possession of the Premises to Tenant in its current "as-is" condition with the addition of only those items of Landlord's Work (if any) described on Exhibit "C-2". If Landlord encounters delays in delivering possession of the Premises to Tenant, this Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting from such delay. If the delay in possession is caused by Tenant or any Tenant Parties described in Article 9 (including, without limitation, delays caused by Tenant's failure to supply the information referred to in the following sentence), then the date of Landlord's delivery of the Premises to Tenant shall be deemed to be the date such delivery would have occurred but for such delay. Notwithstanding the foregoing, Landlord will not be obligated to deliver possession of the Premises to Tenant until Landlord has received from Tenant all of the following: (i) a copy of this Lease fully executed by Tenant, and the Guaranty, if any, executed by Guarantor(s); (ii) the Security Deposit, if any, and the first full monthly installment of Rent in accordance with Section 4.2 of this Lease; and (iii) certificates of insurance as required under Article 11 of this Lease. If Tenant occupies the Premises prior to the Commencement Date, such early occupancy shall be subject to all of the terms and conditions of this Lease (except Minimum Annual Rent and Tenant's Proportionate Share of Common Area Costs, Taxes and Insurance shall commence when provided in Section 1.1(i) of this Lease), and Tenant will not interfere with Landlord in the completion of Landlord's Work (if any). Landlord shall not be required to give Tenant access for locks to be changed until: (A) Landlord's delivery of the Premises as provided herein, (B) Landlord's receipt of two (2) sets of drawings and specifications as set forth in Exhibit "C", and (C) Landlord's receipt of a copy of the contractor's insurance certificate. Tenant will pay all expenses associated with changing the locks.

2.4 OPENING OF PREMISES. On or before ten (10) days after delivery of possession of the Premises to Tenant, Tenant shall commence Tenant's Work specified in Exhibit "C", diligently and continually proceed to completion, and open for business fully fixtured, stocked and staffed on or before the date that is sixty (60) days after the Commencement Date specified in Section 1.1(i). In relation to Tenant's Work, Tenant shall execute a "notice of commencement" of construction (or similar document required by the applicable jurisdiction) as "Owner" identifying Landlord only as the titleholder for purposes of permitting. By opening for business, Tenant shall be deemed to have acknowledged that Landlord's Work (if any) and any and all other obligations to be performed by Landlord on or before the opening of the Premises have been fully performed, and that the Premises is at such time complete and in good, sanitary and satisfactory condition and repair without any obligation on Landlord's part to make any alterations, upgrades or improvements thereto. If Tenant fails to open as and when required by this Section, then, for so long as neither this Lease nor Tenant's right to possession of the Premises under this Lease is terminated by Landlord, Tenant shall pay to Landlord on demand, in addition to the payment of all Rent (including, without limitation, Minimum Annual Rent) and as Additional Rent hereunder, an additional amount equal to one (1) day of Minimum Annual Rent for each day Tenant fails to open at the then applicable rate as stated in Section 1.1(g) hereof until such time as Tenant opens the Premises for

INITIAL HERE
Landlord
Tenant

business fully fixtured, stocked and staffed. The parties hereby agree that such amount represents a fair and reasonable estimate of the cost which Landlord will incur by reason of such delay. Notwithstanding the foregoing, Tenant's payment of such amount shall not deprive Landlord of any other rights and remedies available to it under this Lease, at law or in equity as a result of Tenant's breach of its obligations described herein.

2.5 PERMITS AND APPROVALS FOR TENANT'S WORK AND USE. Except as specifically set forth in this Lease, Landlord has not and does not make any representations as to the commercial suitability, physical condition, compatibility or any other matter affecting or relating to the Premises in relation to Tenant's intended use and occupancy thereof, and Tenant hereby acknowledges that no such representations not otherwise expressly stated in this Lease have been made. EXCEPT AS SPECIFICALLY SET FORTH IN THIS LEASE AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TENANT HEREBY ACKNOWLEDGES THAT (I) LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY, MARKETABILITY, FITNESS OR SUITABILITY FOR A PARTICULAR PURPOSE OR OTHERWISE, AND (II) ANY IMPLIED WARRANTIES ARE EXPRESSLY DISCLAIMED AND EXCLUDED. Tenant is responsible for ensuring, at Tenant's sole expense, that Tenant's use of the Premises complies with all applicable laws including, without limitation, applicable zoning ordinances. Without limiting the foregoing and in addition to Tenant's obligations set forth in Exhibit "C", it shall be Tenant's responsibility and obligation to obtain all permits and licenses required for transacting its business in the Premises including, without limitation, building, occupancy, use and other governmental permits and/or approvals required in connection with the construction of Tenant's Work and a certificate of occupancy for the Premises upon completion thereof (or an equivalent if the governmental authority having jurisdiction does not issue certificates of occupancy). Tenant's obligations hereunder shall include, without limitation, the payment of all utility connection/hookup/meter fees and charges in accordance with Article 14 of this Lease, and any development impact fees, transportation uniform mitigation fees and/or school mitigation fees assessed with respect to the Premises and/or Tenant's use and/or Tenant's Work as opposed to the Shopping Center. In the event Landlord pays any such fees on Tenant's behalf, Tenant shall reimburse Landlord for such fees as Additional Rent within ten (10) days of Tenant's receipt of an invoice therefor from Landlord.

ARTICLE 3. TERM

The Term shall commence on the Commencement Date specified in Section 1.1(i) and shall continue for the number of months set forth in Section 1.1(b); provided, however, if the Commencement Date is not the first day of a month, then the Term shall commence on the Commencement Date and shall continue for the balance of the month in which the Commencement Date occurs and thereafter for the number of months set forth in Section 1.1(b). Upon Landlord's written request, Tenant shall promptly execute and deliver to Landlord documentation confirming the date of Landlord's delivery of the Premises to Tenant, the Commencement Date and expiration date of the initial Term; provided, however, execution and delivery of such documentation shall in no event delay, or be required for the effectiveness of, any such dates.

ARTICLE 4. RENT

4.1 TENANT'S AGREEMENT TO PAY RENT. Tenant hereby agrees to pay Minimum Annual Rent, Percentage Rent and Additional Rent. The term "Rent" includes the Minimum Annual Rent, Percentage Rent and Additional Rent.

4.2 MINIMUM ANNUAL RENT; FIRST FULL MONTHLY PAYMENT OF RENT. The minimum amount of rent Tenant shall pay Landlord for each Lease Year (as defined below) is the amount set forth in Section 1.1(g) (the "Minimum Annual Rent") which shall be paid by Tenant in monthly installments as more specifically provided in this Lease. The first full monthly payment of Rent shall be paid as prepaid rental upon Tenant's execution of this Lease. The next payment of Rent shall be due on the first day of the first full month of the Term for a prorated amount of the Minimum Annual Rent and Additional Rent applicable to the period from the Commencement Date to the last day of the month in which the Commencement Date occurred; provided, however, if the Commencement Date occurs on the first day of a month, then Tenant's next payment of Rent shall be due and payable on the first day of the next full calendar month thereafter.

4.3 LEASE YEAR DEFINED. The "First Lease Year" means the period beginning on the Commencement Date and ending on the last day of the twelfth full calendar month thereafter; provided, however, if the Commencement Date is not the first day of a month, then the First Lease Year shall commence on the Commencement Date and shall continue for the balance of the month in which the Commencement Date occurs and for a period of twelve (12) full calendar months thereafter. "Lease Year" means each successive twelve (12) month period after the First Lease Year occurring during the Term. The First Lease Year shall also be considered a Lease Year.

4.4 PERCENTAGE RENT. In addition to Minimum Annual Rent, Tenant agrees to pay to Landlord as percentage rent ("Percentage Rent") for each Lease Year an amount equal to the stated percentage times the amount of Gross Sales made during the stated Lease Year in excess of the stated dollar amount (the "Lease Year Breakpoint") as more particularly set forth below:

INITIAL HERE
Landlord Regency Centers
Tenant JC ML

Lease Year	Percentage	Breakpoint
1	6%	$950,000.00
2	6%	$950,000.00
3	6%	$950,000.00
4	6%	$950,000.00
5	6%	$950,000.00
Any extensions to the Term of this Lease	6%	$950,000.00

If the last Lease Year is less than twelve (12) months, then the Lease Year Breakpoint for the last Lease Year shall be prorated based upon a twelve (12) month Lease Year. Notwithstanding anything contained in this Lease to the contrary, if the number of square feet of GLA in the Premises is reduced at any time during the Term due to casualty, condemnation or other cause to an amount less than that set forth in Section 1.1(d), then the Lease Year Breakpoint for the particular Lease Year and for each subsequent Lease Year during the Term shall be equitably reduced as reasonably determined by Landlord.

4.5 MONTHLY PAYMENT OF PERCENTAGE RENT; YEAR-END ADJUSTMENT.

(a) Tenant shall furnish to Landlord within twenty (20) days after the end of each calendar month during the Term a complete statement, certified by Tenant (or a responsible officer thereof if Tenant is a corporation, limited liability company or other business entity), of the amount of Gross Sales made from the Premises during said month. The statement shall be in such form and style and contain such details and breakdown as Landlord may reasonably require. Tenant shall also furnish to Landlord with each such monthly statement a copy of any sales tax reports filed with any taxing authority. Tenant shall pay any Percentage Rent then due to Landlord simultaneously with each said monthly statement.

(b) Tenant will also furnish to Landlord within sixty (60) days after the end of each Lease Year a complete statement certified by Tenant (or a responsible officer thereof if Tenant is a corporation, limited liability company or other business entity), showing in reasonable detail the amount of Gross Sales made during the preceding Lease Year and the amount paid to Landlord pursuant to Section 4.5(a) in such Lease Year. An adjustment shall thereupon be made with respect to the Percentage Rent as follows: If Tenant has paid to Landlord an amount greater than Tenant is required to pay as Minimum Annual Rent and Percentage Rent under the terms of Sections 4.2 through 4.4, Tenant shall receive a credit of such difference or, if the Term has expired or terminated, Landlord will refund such difference to Tenant within thirty (30) days after receipt of Tenant's statement (subject to Landlord's right to offset any amounts then due Landlord pursuant to this Lease). If it is determined that Tenant has paid an amount less than was required to be so paid, then Tenant shall forthwith pay such difference within thirty (30) days after notice from Landlord.

(c) If any Gross Sales statements or sales tax reports required hereunder are not received by Landlord or Landlord's designee within ten (10) days following the due date therefor, then Tenant shall pay to Landlord on demand, in addition to the payment of all Rent (including, without limitation, Minimum Annual Rent) and as Additional Rent hereunder, $50.00 per day until such time as Landlord or Landlord's designee receives the same. The parties hereby agree that such amount represents a fair and reasonable estimate of the cost which Landlord will incur by reason of such delay. Notwithstanding the foregoing, Tenant's payment of such amount shall not deprive Landlord of any other rights and remedies available to it under this Lease, at law or in equity as a result of Tenant's breach of its obligations described herein.

4.6 GROSS SALES.

(a) "Gross Sales" means the actual prices of all goods, wares and merchandise sold and the actual charges for all services performed by Tenant or by any subtenant, licensee, concessionaire or other person in, at, from, or arising out of the use of the Premises, whether wholesale or retail, whether for cash or credit, or otherwise, and includes the value of all consideration received or promised for any of the foregoing, without reserve or deduction for inability or failure to collect, including, but not limited to, sales and services: (i) where the orders therefor originate in, at, from or arising out of the use of the Premises including, without limitation, any internet/electronic/online based sales and services, whether delivery or performance is made from the Premises or from some other place and regardless of the place of bookkeeping for, payment of, or collection of any account; or (ii) made or performed by mail, telephone, telecopy or internet/electronic/online orders received or filled in, at or from the Premises; or (iii) made or performed by means of mechanical, internet/electronic/online and other vending devices in the Premises; or (iv) which Tenant, or any subtenant, licensee, concessionaire or other person, in the normal and customary course of its business, would credit or attribute to or which otherwise have a nexus with its operation at the Premises or any part thereof. Any deposit not refunded shall be included in Gross Sales in the month in which such deposit is received.

(b) The following shall be excluded from Gross Sales: (i) any exchange of merchandise between Tenant's stores when such exchange is made solely for the convenient operation of Tenant's business and not for the purpose of consummating a sale made in, at or from the Premises; (ii) returns to shippers or manufacturers; (iii) cash or credit refunds to customers on transactions previously reported as Gross Sales; (iv) sales of fixtures, machinery and equipment, which are not stock in trade, after use thereof in the conduct of Tenant's business; and (v) amounts which are separately stated and collected

INITIAL HERE
Landlord
Tenant

from customers and which are paid by Tenant to any government for any sales or excise tax. No franchise, capital stock tax, tax based upon assets or net worth or gross receipts tax, and no income or similar tax based on income or profits shall be deducted from Gross Sales.

4.7 TENANT'S RECORDS AND STATEMENTS OF GROSS SALES.

(a) The business of Tenant and of any subtenant, licensee, concessionaire or other person upon the Premises shall be operated so that an accurate and verifiable record of Gross Sales can be maintained and reported to Landlord. Furthermore, Tenant shall keep at all times during the Term, at the Premises or at a location in the vicinity of the Premises made known to Landlord, full, complete and accurate books of account and records in accordance with generally accepted accounting principles with respect to all operations of the business conducted in or from the Premises, including the recording of Gross Sales and the receipt of all merchandise into and the delivery of all merchandise from the Premises during the Term. Tenant shall retain such books and records, copies of all tax reports and tax returns submitted to taxing authorities, as well as copies of contracts, vouchers, checks, inventory records, dated cash register tapes, and other documents and papers in any way related to the operation of such business for at least three (3) years from the end of the period to which they are applicable, or, if any audit is required or if a controversy should arise between the parties hereto regarding the Percentage Rent payable hereunder, until such audit or controversy is terminated, even though such retention period may be after the expiration of the Term or earlier termination of this Lease. All such books and records shall be open at all reasonable times during the aforesaid retention period to the inspection of Landlord or its duly authorized representatives, who shall have full and free access to such books and records and the right to require of Tenant, its agents and employees such information or explanation with respect to such books and records as may be necessary for a proper examination and audit thereof.

(b) The statements provided for in Sections 4.5(a) and (b) shall be accompanied by a certificate signed by Tenant (or, if Tenant is a corporation, limited liability company or other business entity, by a responsible officer of Tenant) stating specifically that Tenant and/or such person has read the definition of "Gross Sales" contained in this Lease, has examined the report for the period in question, and that such report accurately represents the Gross Sales of such period. Landlord shall be permitted to divulge the contents of any of the statements provided for in Sections 4.5(a) or (b) to third parties only if such disclosure is made in connection with any financing arrangements or assignments or other transfers of Landlord's interest in the Premises or in connection with any administrative or judicial proceedings in which Landlord is involved. In the event Tenant is delinquent in furnishing to Landlord monthly Gross Sales statements for two (2) consecutive months, Landlord shall have the right to conduct an examination or audit of Tenant's books and records and Tenant agrees to pay the cost thereof, together with any deficiencies in Percentage Rent disclosed thereby, as Additional Rent upon demand, together with interest at the Default Rate. The monthly and annual statements required by Section 4.5 shall be delivered to Landlord at the place to which notices are to be sent to Landlord pursuant to Section 25.3, whether or not any Percentage Rent is due. However, if Landlord so notifies Tenant (and Tenant is able to reasonably comply), any Gross Sales statements shall be submitted by Tenant to Landlord electronically in accordance with Landlord's written directive therefor. For the purposes of this Article, the term "responsible officer of Tenant" means the Chief Executive Officer or the Chief Financial Officer of Tenant or such other person reasonably acceptable to Landlord.

4.8 ADDITIONAL AUDIT RIGHTS. The acceptance by Landlord of payments of Percentage Rent shall not prejudice Landlord's right to examine Tenant's books, records and accounts in order to verify the amount of Gross Sales. Landlord or its representatives may, at any reasonable time, upon ten (10) days' prior written notice to Tenant, cause a complete or partial audit to be made of Tenant's books, records and other documents relating to the Premises (including the books and records of any subtenant, licensee or concessionaire) for all or any part of the three (3) year period immediately preceding the day of the giving of such notice by Landlord to Tenant. If such audit discloses that any of Tenant's monthly or annual statements of Gross Sales understates Gross Sales made during the reporting period of the statement to the extent of two percent (2%) or more, Tenant shall pay to Landlord, as Additional Rent on demand, the cost of said audit in addition to the deficiency in Percentage Rent, which deficiency shall be payable in any event, together with interest at the Default Rate.

4.9 ADDITIONAL RENT. Tenant shall pay, as additional rent (herein sometimes collectively called "Additional Rent"), all sums of money or charges of whatsoever nature (except Minimum Annual Rent and Percentage Rent) required to be paid by Tenant to Landlord pursuant to this Lease, whether or not the same is designated as "Additional Rent."

4.10 WHERE RENT PAYABLE AND TO WHOM; NO DEDUCTION; LATE CHARGE. Rent payable by Tenant under this Lease shall be paid to Landlord in monthly installments in advance on or before the first day of each month without prior notice or demand therefor (except where such prior demand is expressly provided for in this Lease), without any deductions, offsets or counterclaims whatsoever, at the place to which notices are to be sent to Landlord or to such payee and at such place as may be designated by Landlord to Tenant in writing at least ten (10) days prior to the next ensuing Minimum Annual Rent installment payment date. Without limiting the foregoing, electronic payment is available at Tenant's election in accordance with Landlord's electronic payment procedures. Landlord shall have the discretion to direct how Tenant's payments under this Lease are applied to any then due

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amounts on Tenant's account for the Premises. Tenant acknowledges that, in addition to interest charged at the Default Rate commencing on the first day the applicable payment is past due and ending on the day the entire payment is received by Landlord, the late payments by Tenant to Landlord of any Rent due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust, related loan documents or other documents encumbering or otherwise affecting the Premises, the Landlord's Building or the Shopping Center. Accordingly, if any payment of Rent or other charges due hereunder is not received by Landlord in good funds on its due date, Tenant will pay to Landlord a late charge of five percent (5%) of the amount due. The parties agree that such late charge (as well as any other late charges or interest under this Lease) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord's money by Tenant, while the payment of late charges is to compensate Landlord for Landlord's processing, administrative and other costs incurred by Landlord as a result of Tenant's delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant's default with respect to the overdue amount nor prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease, at law or in equity.

ARTICLE 5. TAXES AND ASSESSMENTS

5.1 TENANT'S PROPORTIONATE SHARE OF TAXES AND PAYMENT. Tenant shall pay to Landlord, as Additional Rent, Tenant's Proportionate Share of Taxes (as defined below). In the event any assessments may be paid in annual installments, only the amount of such annual installment and statutory interest shall be included within the computation of the annual Taxes for the year in question. Tenant shall pay its Proportionate Share of Taxes at the times and in the manner provided in Section 8.6. As used in this Lease, "Taxes" means and includes without limitation, ad valorem taxes; sewer taxes; front-foot benefit charges (public or private) (if applicable in the jurisdiction in which the Shopping Center is located); school taxes; real estate taxes; assessments, including, without limitation, special and general assessments (public or private) of any kind; impact fees; water and sewer rents and charges; governmental license and permit fees; charges for public or private easements benefiting the Shopping Center or any portion thereof; taxes on other areas made available for the common use or benefit of tenants; and all other governmental impositions and charges (extraordinary as well as ordinary, foreseen and unforeseen) which during the Term are either a lien on the Shopping Center or any portion thereof or which are charged, levied or assessed on, or imposed in connection with, the use, occupancy or possession of the Shopping Center or any portion thereof, and/or which appear as a charge on a tax bill given to Landlord by any official taxing authority; any other taxes, assessments or charges in the manner of taxes, which Landlord shall be obligated to pay arising out of the use, occupancy, ownership, leasing, management, repair or replacement of the Shopping Center or any portion thereof (e.g., taxes, license fees or other charges measured by the rents receivable by Landlord from the Shopping Center or any portion thereof; occupancy taxes; Landlord's business, professional and occupational tax, or similar taxes; interest on Tax installment payments paid over a period of more than one (1) year); and, if Landlord contests Taxes or seeks a reduction of the same, any and all reasonable costs, expenses and fees (including reasonable attorneys' and other experts' fees) incurred by Landlord in reviewing, initiating, appealing, contesting and/or negotiating Taxes with the public authorities (regardless of the outcome). Taxes shall also include impositions payable by Landlord, including payments in lieu of Taxes, under any arrangement with governmental authority. If any governmental authority or unit under any present or future law effective at any time during the Term hereof shall in any manner levy a tax on rents payable under this Lease or rents accruing from use of the Shopping Center or any portion thereof, or a tax in any form against Landlord because of, or measured by, income derived from the leasing or rental of the Shopping Center or any portion thereof, such tax shall be paid by Tenant, either directly or through Landlord. Tenant shall not be required to pay (i) any municipal, county, state or federal income tax, or (ii) any inheritance, estate, succession, transfer, franchise, corporation, net income or profit tax or capital levy imposed upon Landlord. A copy of an official tax bill with respect to a governmental tax or assessment shall be conclusive evidence of the amount of a Tax.

5.2 PERSONAL PROPERTY TAXES. Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures), and (b) any Tenant improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant). If any such taxes or assessments are levied against Landlord or Landlord's property, Landlord may, after written notice to Tenant (and under proper protest if requested by Tenant), pay such taxes and assessments, and Tenant shall reimburse Landlord therefor within ten (10) days after demand by Landlord; provided, however, Tenant, at its sole cost and expense, shall have the right, with Landlord's cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

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ARTICLE 6. TENANT'S CONDUCT OF BUSINESS

Tenant hereby acknowledges that Tenant's use of the Premises and ability to generate patronage to the Premises and the Shopping Center were all relied upon by Landlord and served as significant and material inducements contributing to Landlord's decision to enter into this Lease with Tenant. As such, Tenant agrees that, from and after the Commencement Date, Tenant will continuously and uninterruptedly keep open and operate its business in the entire Premises fully fixtured, stocked and staffed for the purpose specified in Section 1.1(j) and under the trade name specified in Section 1.1(a) with the public daily during such hours as are customary in the Shopping Center. If Tenant fails to operate as required by this Section, then, for so long as neither this Lease nor Tenant's right to possession of the Premises under this Lease is terminated by Landlord, Tenant shall pay to Landlord on demand, in addition to the payment of all Rent (including, without limitation, Minimum Annual Rent) and as Additional Rent hereunder, an additional amount equal to one (1) day of Minimum Annual Rent at the then applicable rate as stated in Section 1.1(g) hereof until such time as Tenant resumes operations in the Premises as required by this Section. The parties hereby agree that such amount represents a fair and reasonable estimate of the cost which Landlord will incur by reason of such failure. Notwithstanding the foregoing, Tenant's payment of such amount shall not deprive Landlord of any other rights and remedies available to it under this Lease, at law or in equity as a result of Tenant's breach of its obligations described herein.

ARTICLE 7. USE OF PREMISES

7.1 USE AND TRADE NAME. Tenant shall use the Premises for the purpose specified in Section 1.1(j) and for no other purpose whatsoever and shall conduct its business in the Premises solely under the trade name specified in Section 1.1(a). As of the date of this Lease and continuing throughout the Term, Tenant represents, warrants and covenants that Tenant has full legal authority to use such trade name including any related logo, brand, trade dress and/or trademark and that its use thereof does not violate applicable law or the rights of any third party. Nothing in this Lease shall be construed to grant Tenant an exclusive right to the purpose specified in Section 1.1(j) or any other purpose or use. In addition, Tenant agrees that no representations have been made to Tenant that any other tenants or occupants have leased or occupy or will continue to lease or occupy space within the Shopping Center. Tenant acknowledges that it is Landlord's intention that the Shopping Center be operated in a manner which is consistent with the highest standards of cleanliness, decency and morals in the community in which it serves. Toward that end, Tenant shall not sell, distribute, display or offer for sale any item or service, or otherwise conduct its business in a manner, which is inconsistent with the quality of operation of the Shopping Center or may tend to impose or detract from the moral character or image of the Shopping Center. Tenant shall comply, at its sole cost and expense, with all federal, state and local laws, rules, regulations, orders and guidelines now or hereafter in force relating to or affecting Tenant's use and occupancy of the Premises, and will not use or permit the use of any portion of the Premises for any unlawful purpose or in violation of any documents or agreements to which this Lease is subject and subordinate as expressly set forth in this Lease. Without limiting the foregoing, Tenant shall comply with all federal, state and local laws, rules, regulations, orders and guidelines now or hereafter in force relating to nondiscrimination against its employees, applicants for employment, customers, contractors/subcontractors and agents and other users of the Shopping Center.

7.2 REQUIREMENTS AND RESTRICTIONS. Tenant agrees to comply with the Requirements and Restrictions set forth on Exhibit "E" attached hereto (Landlord hereby reserving the right from time to time to modify, amend or supplement same) (collectively, the "Requirements and Restrictions").

ARTICLE 8. COMMON AREAS

8.1 MAINTENANCE. Landlord agrees to maintain, as part of Common Area Costs, the Common Areas in good condition; provided, however, that the manner in which the Common Areas shall be maintained shall be solely determined by Landlord. If any owner or tenant of any portion of the Shopping Center maintains Common Areas located upon its parcel or premises (Landlord shall have the right, in its sole discretion, to allow any purchaser or tenant to so maintain Common Areas located upon its parcel or premises and to be excluded from participation in the payment of Common Area Costs), Landlord shall not have any responsibility for the maintenance of that portion of the Common Areas and Tenant shall have no claims against Landlord arising out of any failure of such owner or tenant to so maintain its portion of the Common Areas.

8.2 COMMON AREAS DEFINED. "Common Areas" means all areas, facilities, and improvements provided in the Shopping Center for the convenience and use of patrons of the Shopping Center, and shall include, but not be limited to, all parking areas and facilities, sidewalks, stairways, service corridors, truckways, ramps, loading docks, delivery areas, landscaped areas, access and interior roads, lighting facilities and similar areas and facilities situated within the Shopping Center which are not reserved for the exclusive use of any Shopping Center occupants.

8.3 LANDLORD'S CONTROL. The use and occupancy by Tenant of the Premises shall include a non-exclusive license to use, in common with others entitled thereto, the Common Areas, as may be designated from time to time by Landlord; subject, however, to the terms and conditions of this

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Lease including, without limitation, the Requirements and Restrictions. Landlord shall at all times have the sole and exclusive control, management and direction of the Common Areas including, without limitation, the right at any time and from time to time (i) to allow the sale and/or display of merchandise and/or services, (ii) to permit advertising displays, educational displays and promotional entertainment including special events, (iii) to provide amenities to the Shopping Center, (iv) to make reasonable changes to the Common Areas, (v) to exclude and restrain any person from use or occupancy thereof, (vi) to use all or any portion of the Common Areas to make repairs, improvements, alterations or changes, and (vii) to the extent necessary in the opinion of Landlord, to close all or any portion of the Common Areas to prevent a dedication thereof or the accrual of any rights to any person or to the public therein, and Landlord's exercise of such rights shall in no way constitute an actual or constructive eviction of Tenant from the Premises, result in or give rise to any abatement in or offset against any Rent reserved hereunder, or entitle Tenant to any compensation or damages from Landlord. As provided above, the rights of Tenant in and to the Common Areas are subject to the rights of others to use the same in common with Tenant.

8.4 EMPLOYEE PARKING. Landlord may from time to time designate a particular parking area or areas to be used by its tenants and their employees, as employee parking and a particular valet parking area or areas to be used by Invitees of the Shopping Center. Without limiting the foregoing, Tenant and Tenant's employees shall be required to park outside the boundaries of the Shopping Center. Upon Landlord's written request, Tenant shall furnish Landlord with license plate numbers assigned to Tenant's vehicles and vehicles of Tenant's employees. If Tenant or any of its employees fail to park their vehicle in accordance with this Section 8.4, Landlord, in its sole discretion, may give Tenant notice of such violation and, if the violation is not corrected within two (2) days after said notice is given, Tenant shall pay to Landlord an amount equal to Ten Dollars ($10.00) per day for each violating vehicle calculated from and including the day on which notice was given, to and including the day when all violations by Tenant and its employees cease. In addition, Tenant hereby authorizes Landlord to tow all violating vehicles belonging to Tenant or its employees, or to attach violation notices to such vehicles, or to do both. In no event, however, shall Landlord be required to enforce any parking obligation stated herein.

Notwithstanding anything to the contrary contained herein, Landlord shall designate two (2) non-exclusive parking spaces in close proximity to the Premises in the general area as set forth on Exhibit "B" – Part 2 (which such spaces shall be subject to relocation and removal by Landlord (in Landlord's sole and absolute discretion) from time to time) as limited to "20 Minute Parking" or "Short-Term Parking" or similar designation. Notwithstanding any such designation, in no event shall Landlord have any responsibilities, obligations or liabilities with respect to the monitoring of such parking spaces or for enforcing the time limitations applicable to same. Tenant understands and acknowledges that such parking spaces are in no way reserved for Tenant or Tenant's agents, employees, contractors, customers or other Invitees.

8.5 COMMON AREA COSTS. "Common Area Costs" means costs related to Landlord's maintenance, replacement and repair obligations set forth in this Lease (including, without limitation, Article 13 hereof) and all other costs incurred in a manner deemed by Landlord to be reasonable and appropriate and for the best interests of the Shopping Center in connection with the management, operation, maintenance, replacement and repair of the Shopping Center and the Common Areas including at Landlord's discretion, but not limited to, an administrative fee of ten percent (10%) of Common Area Costs; security; landscaping; utilities; portering and sweeping; trash and recycling collection and removal; pest control; snow and ice removal; painting; cleaning; parking lot striping; lighting; mutual benefit costs and assessments allocated to the Shopping Center pursuant to the Mutual Benefit Agreements; and Landlord's payments or contributions pursuant to any documents governing the maintenance of the Common Areas or portions thereof such as a master declaration, easement, operation or association agreement.

8.6 TENANT'S PROPORTIONATE SHARE OF COMMON AREA COSTS, TAXES AND INSURANCE. Tenant agrees to pay to Landlord, as Additional Rent, Tenant's Proportionate Share of Common Area Costs, Taxes and Insurance (as hereinafter defined) in the following manner:

(a) Tenant shall pay Landlord, commencing on the date specified in Section 1.1(i) of this Lease and on the first day of each calendar month of the Term thereafter, an amount estimated by Landlord to be Tenant's monthly Proportionate Share of the Common Area Costs, Taxes and Insurance. Landlord may adjust said amount at the end of any calendar month on the basis of Landlord's experience and reasonably anticipated costs. Tenant's Proportionate Share of Common Area Costs, Taxes and Insurance shall be prorated on a daily basis for any partial calendar month. In connection with the determination of Tenant's Proportionate Share, (i) Landlord shall have the right, from time to time, to allocate on an equitable, non-discriminatory and consistent basis some or all of the Common Area Costs, Taxes and Insurance for the Shopping Center among different portions such as retail, office, residential or other appropriate portions of the Shopping Center (i.e., cost pools), (ii) for purposes of calculating Tenant's Proportionate Share of Common Area Costs, Landlord shall have the right to exclude from the denominator the GLA of any premises, the occupants of which (or Landlord) separately maintain a portion of the Common Areas of the Shopping Center, but in such event, Landlord shall deduct from the Common Area Costs any amounts payable for items included in the Common Area Costs in connection with such separately maintained portions of the Common Areas, (iii) for purposes of calculating Tenant's

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Proportionate Share of Insurance costs, Landlord shall have the right to exclude from the denominator the GLA of any premises located within buildings or on parcels which are separately insured, but in such event, Landlord shall deduct from Insurance costs any amounts payable specifically for items included in Insurance costs in connection with such separately insured buildings or parcels, and (iv) for purposes of calculating Tenant's Proportionate Share of Taxes, Landlord shall have the right to exclude from the denominator the GLA of any premises located on parcels which are separately assessed for Tax purposes, but in such event, Landlord shall deduct from Taxes any amounts payable specifically for items included in Taxes in connection with such separately assessed parcels. Additionally, notwithstanding the foregoing, Landlord shall have the right, but not the obligation, to allocate certain costs and expenses solely to occupants of a particular building(s) or parcel(s), if Landlord reasonably determines such cost or expense primarily benefits such occupants.

(b) Within ninety (90) days following the end of each calendar year, or as soon as reasonably possible thereafter, Landlord shall furnish to Tenant a statement covering such year just ended, showing the Common Area Costs, Taxes and Insurance and the amount of Tenant's Proportionate Share of such costs for such year and the payments made by Tenant with respect to such year. If Tenant's Proportionate Share of such costs is less than Tenant's payments so made, Tenant shall be entitled, subject to Landlord's right to offset any amounts then due Landlord pursuant to this Lease, to a credit of the difference against the next regular monthly payment of Rent or portion thereof until such credit is exhausted (or payment if such credit is not exhausted prior to the natural expiration of the Term) or, if such share is greater than Tenant's said payments, Tenant shall pay Landlord the difference within thirty (30) days after receipt of such statement. Landlord and Tenant's obligations under this subsection shall survive the expiration or earlier termination of this Lease.

(c) Any failure or delay by Landlord in delivering any estimated or final statement pursuant to this Section 8.6 shall not constitute a waiver of Landlord's right to receive Tenant's payment of Tenant's Proportionate Share of Common Area Costs, Taxes and Insurance.

ARTICLE 9. HAZARDOUS SUBSTANCES

The term "Hazardous Substances" as used in this Lease shall mean pollutants, contaminants, toxic wastes, or any other substances, the removal of which is required or the use of which is restricted, regulated, prohibited or penalized by any "Environmental Law." The term "Environmental Law" or "Environmental Laws" shall mean any federal, state or local law or ordinance relating to pollution or protection of the environment. Tenant shall not cause or permit any Hazardous Substances to be brought upon, kept or used in or about the Premises or the Shopping Center by Tenant or any of Tenant's agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, "Tenant Parties") except as may be required in the ordinary and customary course (including ordinary and customary quantities) of Tenant's business set forth in Section 1.1(j) of this Lease and provided that Tenant shall in all circumstances keep and maintain the Premises in compliance with, and shall not cause or permit the Premises to be in violation of, any Environmental Law. If Tenant (or any Tenant Parties) breaches the obligations stated in the preceding sentence beyond the applicable notice and cure period, then, in addition to any other remedies available under this Lease, at law or in equity, Landlord shall be entitled to terminate this Lease. If the presence of Hazardous Substances on the Premises or the Shopping Center caused or permitted by Tenant or any Tenant Parties results in contamination of the Premises or the Shopping Center, or if contamination of the Premises or the Shopping Center by Hazardous Substances otherwise occurs which is caused or permitted by Tenant or any Tenant Parties, then Tenant shall indemnify, defend and hold Landlord and Landlord's officers, trustees, directors, partners, beneficiaries, mortgagees, ground lessors, joint venturers, members, stockholders, or other principals or representatives, disclosed or undisclosed (and their respective successors and assigns) (collectively, "Landlord Parties") harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses which arise during or after the Term as a result of such contamination (including, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Substances present in the soil or ground water on or under the Premises or the Shopping Center, diminution in value of the Premises and the Shopping Center, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises and the Shopping Center, and other property damages arising from any adverse impact upon the marketability of the Premises or the Shopping Center, as well as sums paid in settlement of claims, reasonable attorneys' fees, consultant fees and expert fees). Without limiting the foregoing, if the presence of any Hazardous Substances on the Premises or the Shopping Center caused or permitted by Tenant or any Tenant Parties results in any contamination of the Premises or the Shopping Center, then Tenant shall at its sole expense remove all such Hazardous Substances from the Premises and other impacted property and shall promptly take all actions at its sole expense as are necessary to return the Premises and the Shopping Center to the condition existing prior to the introduction of any such Hazardous Substances to the Premises and the Shopping Center; provided, however, that Landlord's approval of such actions shall first be obtained. The obligations contained in this Article shall survive the expiration or earlier termination of this Lease.

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ARTICLE 10. ALTERATIONS TO PREMISES

10.1 ALTERATIONS; DAMAGES. Tenant shall make no alterations, additions or changes in or to the Premises without Landlord's prior written consent. Without limiting the foregoing, in no event shall Tenant make or cause to be made any penetration through any roof, floor, or exterior or corridor wall without the prior written consent of Landlord. Should Landlord consent to Tenant's penetration through the roof, Tenant shall use Landlord's roofing contractor to repair or re-flash Tenant's roofing penetrations. Tenant shall deliver to Landlord a certification letter from such roofing contractor stating that all roof repairs and penetrations have been made in compliance with the roof warranty. Tenant shall be responsible for any and all damages resulting from any alteration, addition or change Tenant makes, whether or not Landlord's consent therefor was obtained. Any and all alterations, additions and changes made to the Premises shall be made under the supervision of a licensed architect or licensed structural engineer (if structural in nature) and in accordance with plans and specifications approved in writing by Landlord before the commencement of the work and all necessary governmental approvals and permits, which approvals and permits Tenant shall obtain at its sole expense. All contractors and subcontractors utilized by Tenant shall be subject to Landlord's prior written approval. Prior to proceeding with any alteration, Tenant shall provide Landlord with at least fifteen (15) days prior written notice. Landlord shall have the right to record and/or post a notice of non-responsibility with respect to any such work pursuant to the laws of the state in which the Premises is located. However, Landlord's failure to, or election not to, record and/or post any such notice shall in no way relieve Tenant of all obligations with respect to the payment in full for all such work. Landlord may, in its discretion and with respect to any alterations the cost of which is reasonably estimated to exceed $50,000.00, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such alterations and naming Landlord as a co-obligee. Upon completion of any alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Shopping Center is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Shopping Center management office a reproducible copy of the "as built" drawings of the alterations. All work with respect to any alterations, additions and changes must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of the work. Subject to the terms hereof, any work done by Tenant without Landlord's consent shall be returned to its original condition at Tenant's expense upon request by Landlord. In addition to the other provisions of this Lease governing Tenant's Work including without limitation Exhibit "C" hereto, the terms and conditions of this Article 10 shall apply to any alterations, additions or changes in or to the Premises in connection with Tenant's Work. If Tenant commences Tenant's Work or any other alterations, additions or changes in or to the Premises requiring Landlord's consent and/or approval hereunder without first obtaining such consent and/or approval, then, to the extent not prohibited by the laws of the state in which the Premises is located, Landlord has the right to lock Tenant out of the Premises until Tenant has obtained such consent and/or approval. Tenant shall pay to Landlord, as Additional Rent, the reasonable costs of Landlord's engineers and other consultants for review of all plans, specifications and working drawings for any Tenant's alterations after the completion of Tenant's Work within ten (10) business days after Tenant's receipt of invoices either from Landlord or such consultants. In addition to such costs, Tenant shall pay to Landlord, within ten (10) business days after completion of any such subsequent alterations, the actual, reasonable costs incurred by Landlord for services rendered by Landlord's management personnel and engineers to coordinate and/or supervise such alterations to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel.

10.2 COMPLIANCE WITH LAWS. Subject to the paragraph immediately below, any permitted changes, alterations and additions made by Tenant shall be performed strictly in accordance with applicable laws, rules, regulations and building codes relating thereto including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990 and any applicable state laws, building codes or the like related thereto, all as amended or supplemented from time to time (collectively referred to in this Section as the "ADA"). Tenant shall have the work performed (i) in such a manner so as not to obstruct the access to the Premises or to the premises of any other tenant or obstruct the Common Areas or access to the Shopping Center, (ii) so as not to interfere with the occupancy of any other tenant of the Shopping Center, and (iii) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate.

It is Landlord's responsibility, as part of Common Area Costs, to make the Common Areas of the Shopping Center compliant with the ADA to the extent required by the applicable governmental authority and subject to grandfathering, special exceptions, safe harbors or variances to the extent applicable. Notwithstanding the foregoing, Tenant shall, at Tenant's sole cost and expense, be responsible for compliance with the ADA if required or triggered as a direct result of Tenant's Work, Tenant's specific use of the Premises, or any alterations made to the Premises by Tenant (however, Landlord may elect to perform any work in the Common Areas and bill the cost of same to Tenant).

10.3 INSURANCE AND RECONSTRUCTION. Throughout the performance of Tenant's alterations (including, without limitation, Tenant's Work), Tenant shall obtain, or cause its contractors to obtain, (i) builder's risk insurance, (ii) workers' compensation insurance in compliance with applicable federal and state laws and with no less than statutory limits (providing a waiver of subrogation in favor of

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Landlord), (iii) employer's liability insurance, (iv) commercial general liability insurance, and (v) auto liability insurance, all such insurance meeting any requirements related thereto set forth in Article 11 of this Lease and in form and substance reasonably satisfactory to Landlord. With the exception of workers' compensation insurance, all such insurance shall name Landlord and any other parties in interest from time to time designated in writing by notice by Landlord to Tenant as an additional insured(s) thereunder. No alterations, additions or changes made by Tenant need be insured by Landlord under such insurance as Landlord may carry on the Landlord's Building, nor shall Landlord be required under any provisions of this Lease to reconstruct or reinstall any such alterations, additions or changes in the event of casualty loss, it being understood and agreed that all such alterations, additions or changes shall be insured by Tenant pursuant to Article 11 and reconstructed by Tenant (at Tenant's sole expense) in the event of a casualty loss pursuant to Article 12.

ARTICLE 11. LIABILITY, INDEMNITY AND INSURANCE

11.1 LANDLORD'S LIABILITY. Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of any persons or damage to any property on or about the Premises from any cause whatsoever, except to the extent attributable to Landlord's or its agents', contractors' or employees' gross negligence or willful misconduct.

11.2 INDEMNIFICATION. Tenant hereby agrees to indemnify, defend and save Landlord and any Landlord Parties harmless from all claims, actions, judgments, suits, losses, fines, penalties, demands, costs and expenses and liability whatsoever, including reasonable attorneys' fees, expert fees and court costs ("Indemnified Claims") on account of (i) any damage or liability occasioned in whole or in part by any use or occupancy of the Premises or by any act or omission of Tenant or any Tenant Parties; (ii) the use of the Premises and Common Areas by Tenant or any Tenant Parties and conduct of Tenant's business by Tenant or any Tenant Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant Parties, in or about the Premises, the Landlord's Building or elsewhere on the Shopping Center; or (iii) any breach by Tenant of any obligations on Tenant's part to be performed under the terms of this Lease. In case any action or proceeding is brought against Landlord or any Landlord Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant's expense by counsel approved in writing by Landlord and Landlord's insurance carrier, which approval shall not be unreasonably withheld. Tenant shall not be liable for damage or injury occasioned by the gross negligence or willful misconduct of Landlord or its agents, contractors or employees. Tenant's indemnification obligation under this Section 11.2 shall survive the expiration or earlier termination of this Lease. Tenant's covenants, agreements and indemnification in Sections 11.1, 11.2 and 11.7, are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

11.3 INSURED'S WAIVER. Notwithstanding anything to the contrary set forth in this Lease, in the event of loss or damage to the property of Landlord or Tenant, each party will look first to its own insurance required to be maintained by such party pursuant to this Lease before making any claim against the other. To the extent possible, each party shall obtain, for all policies of property insurance required by this Lease, provisions permitting waiver of subrogation against the other party, and each party, for itself and its insurers, hereby waives the right to make any claim against the other (or its agents, employees or insurers) for loss or damage covered by the property insurance requirements of this Lease.

11.4 TENANT'S INSURANCE.

(a) Tenant agrees that, from and after the date of delivery of the Premises to Tenant, Tenant will carry at its sole cost and expense the following types of insurance, in the amounts specified and in the form hereinafter provided for:

1. Commercial general liability and property damage insurance covering the Premises and Tenant's use thereof against claims for personal injury or death and property damage occurring upon, in or about the Premises, such insurance to afford protection to the limit of not less than $1,000,000.00 with respect to injury or death of any number of persons and property damage arising out of any one occurrence and $2,000,000.00 in the aggregate, such insurance against property damage to the Premises to afford protection to the limit of not less than $500,000.00 with respect to any one occurrence; and if Tenant uses any business vehicles such as delivery vehicles in connection with the operation of Tenant's business at the Premises, auto liability insurance, such insurance to afford protection to the limit of not less than $1,000,000.00 in respect of injury or death of any number of persons arising out of any one occurrence. The insurance coverage required under this Section 11.4(a)1 shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 11.2; and

2. Tenant improvements and property insurance covering all of the items included in Tenant's Work, Tenant's leasehold improvements including those constructed as part of Tenant's Work and Landlord's Work (if any), heating, ventilating and air conditioning equipment, plate glass, trade fixtures, signage and personal property from time to time in, on or upon the Premises and alterations, additions or changes made by Tenant pursuant to Article 10, in an amount not less than the full replacement cost, providing protection against perils included within a special form property insurance policy, including earthquake and/or flood coverage where applicable, and also providing business

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interruption coverage including loss of income. Any policy proceeds from such insurance shall be held in trust by Tenant for the repair, reconstruction, restoration or replacement of the property damaged or destroyed, unless this Lease shall cease and terminate under the provisions of Article 12.

(b) All policies of insurance provided for in Section 11.4(a) shall be issued in a form acceptable to Landlord by sound and reputable insurance companies with a general policyholder rating of not less than A- and a financial rating of Class VII as rated in the most currently available "Best's Insurance Reports" and qualified to do business in the state in which the Premises is located. Each such policy shall be issued in the name of Tenant and name Landlord and any other parties in interest from time to time designated in writing by notice by Landlord to Tenant as additional insured(s) and/or loss payee(s), as applicable. Said policies shall be for the mutual and joint benefit and protection of Landlord and Tenant and a certificate of insurance shall be delivered to Landlord upon or prior to delivery of possession of the Premises to Tenant and thereafter within thirty (30) days prior to the expiration of each such policy. Policies shall be made available to Landlord for review within ten (10) days of Landlord's written request. As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. Tenant will give Landlord at least thirty (30) days notice in writing in advance of any cancellation or lapse, or the effective date of any reduction in the amounts, of insurance. All such liability, property damage and other casualty policies shall be written as primary policies which do not contribute to any policies which may be carried by Landlord. All such liability and property damage policies shall contain a provision that Landlord (and any other parties in interest designated as additional insureds or loss payees thereunder), although named as an additional insured and/or loss payee, shall nevertheless be entitled to recover under said policies for any loss occasioned to it, its agents, contractors and employees by reason of the negligence of Tenant. Any insurance provided for in Section 11.4(a) may be effected by a policy of blanket insurance covering additional items or locations or insureds; provided, however, that (i) Landlord (and any other parties in interest from time to time designated in writing by notice by Landlord to Tenant) shall be named as an additional insured and/or loss payee thereunder as its interest may appear; (ii) the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance; (iii) any such policy or policies (except any covering the risks referred to in Section 11.4(a)(1)) shall specify therein (or Tenant shall furnish Landlord a written statement from the insurers under such policy specifying) the amount of the total insurance allocated to "tenant improvements and property" more specifically detailed in Section 11.4(a)(2); and (iv) the requirements set forth herein are otherwise satisfied.

(c) In addition to the types of insurance set forth in subsection (a) above, Tenant shall carry workers' compensation insurance in compliance with applicable federal and state laws and with no less than statutory limits (providing a waiver of subrogation in favor of Landlord) and employer's liability insurance with limits of not less than $500,000.00 per person or $1,000,000.00 per accident or disease in the relevant jurisdiction.

11.5 LANDLORD'S INSURANCE.

(a) Landlord shall at all times during the Term maintain in effect a policy or policies of insurance covering the Landlord's Building and the Common Areas (excluding Tenant improvements and property required to be insured by Tenant pursuant to Section 11.4(a)) in an amount not less than the full replacement cost (exclusive of the cost of excavations, foundations and footings), providing protection against perils included within a special form property insurance policy including earthquake and/or flood where applicable, together with insurance against sprinkler damage, vandalism, and malicious mischief, and such other risks as Landlord may from time to time determine and with any such deductibles as Landlord may from time to time determine and commercial general liability insurance in such amounts as Landlord deems to be reasonable. Any insurance provided for in Sections 11.5(a) or (b) may be effected by a policy or policies of blanket insurance covering additional items or locations or insureds (and, if so, Landlord shall determine the cost of insurance attributable to the Shopping Center hereunder on an equitable basis determined by Landlord), provided that the requirements of Section 11.5(a) are otherwise satisfied. In addition, at Landlord's option, Landlord (or Landlord's parent company, provided Landlord has the right to participate in and receive the benefit of its parent company's self-insurance program, if any) may elect to self-insure all or any part of such required insurance coverage. Landlord may, but shall not be obligated to, carry any other form or forms of insurance as Landlord or the mortgagees or ground lessors of Landlord may reasonably determine is advisable.

(b) Landlord may carry rent insurance with respect to the Premises in an aggregate amount equal to twelve (12) or more times the sum of (i) the monthly requirement of Minimum Annual Rent, plus (ii) the sum of the amounts estimated by Landlord to be payable by Tenant for Additional Rent and Percentage Rent (if any) for the month immediately prior to the month in which the policy is purchased or renewed.

(c) All insurance described in this Section is referred to herein as "Insurance". Tenant agrees to pay Tenant's Proportionate Share of premiums for Insurance pursuant to Section 8.6 of this Lease. Tenant shall have no rights in any insurance maintained by Landlord nor shall Tenant be entitled to be a named insured thereunder. If, at any time during the Term, any type of insurance policy required by this Lease is no longer available, discontinued or generally considered outdated within the insurance

industry (such as how, as of the date of this Lease, the outdated term "public liability insurance" is now referred to as "commercial general liability insurance") (collectively referred to herein as an "Outdated Policy"), then in lieu of such Outdated Policy, Landlord and Tenant shall maintain the new type of policy replacing and most comparable to the Outdated Policy.

11.6 COMPLIANCE WITH INSURANCE AND GOVERNMENTAL REQUIREMENTS. Tenant agrees, at its sole cost and expense, to comply with all requirements with respect to the Premises, or its use or occupancy, of the insurance underwriters and any similar public or private body, and any governmental authority having jurisdiction over insurance rates with respect to the use or occupancy of the Shopping Center. Tenant shall not do or suffer to be done anything upon or in the Premises which will contravene Landlord's policies of insurance or cause an increase in Landlord's insurance rates.

11.7 LIMIT OF LANDLORD'S RESPONSIBILITY. Except to the extent such matter is attributable to the gross negligence or willful misconduct of Landlord or its agents, contractors or employees, Landlord shall not, without limiting the generality of Section 11.1 hereof, be responsible or liable to Tenant or the Tenant Parties for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying space in any other part of the Shopping Center, or for any loss or damage resulting to Tenant or Tenant's property from bursting, stoppage or leaking of water, gas, sewer or steam pipes or for any damage caused by water leakage from any part of the Premises or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or loss of property within the Premises from any cause whatsoever or any damage caused by other tenants or persons in the Premises, occupants of adjacent property of the Shopping Center, or the public, or caused by construction of any private, public or quasi-public work.

ARTICLE 12. DESTRUCTION

12.1 DESTRUCTION. Subject to the provisions of Sections 12.2, 12.3 and 12.4 below, if the Premises shall be damaged or destroyed by any casualty, Landlord shall promptly restore same to its condition immediately prior to the occurrence of the damage to the extent of the items Landlord is required to insure as set forth in Article 11 and to the extent of insurance proceeds received (or would have received had Landlord maintained the insurance required of it under this Lease), and the Minimum Rent and Tenant's Proportionate Share of Common Area Costs, Taxes and Insurance shall be abated proportionately as to that part of the Premises rendered untenantable.

12.2 LANDLORD'S ELECTION. If the Premises (i) are rendered wholly untenantable; (ii) are substantially damaged (i.e., the cost to repair or replace exceeds fifty percent (50%) of its value) as a result of a risk which is not required by Article 11 to be covered by Landlord's insurance; (iii) are substantially damaged during the last year of the Term or of any renewal term hereof regardless of insurance coverage; (iv) or the building of which the Premises is a part (whether the Premises is damaged or not), or all of the buildings which then comprise the Shopping Center, are damaged to the extent of fifty percent (50%) or more of the value thereof, so that the Shopping Center cannot in the reasonable judgment of Landlord be operated as an integral unit; or (v) are damaged and the holder of any mortgage, deed of trust or other lien requires the use of all or any part of Landlord's insurance proceeds in satisfaction of all or a part of the indebtedness secured by any such mortgage, deed of trust or other lien, then in any of such events, Landlord may either elect to repair the damage to the extent of Landlord's insurance obligation set forth in Article 11 and to the extent of insurance proceeds received (or would have received had Landlord maintained the insurance required of it under this Lease) or may cancel this Lease by notice of cancellation within ninety (90) days after such event (whereupon this Lease shall terminate and Tenant shall vacate and surrender the Premises to Landlord). Tenant's liability for Rent, subject to the provisions regarding abatement of Minimum Rent and Tenant's Proportionate Share of Common Area Costs, Taxes and Insurance contained above, shall continue until the date of termination of this Lease.

12.3 TENANT'S RIGHT TO TERMINATE. This Lease sets forth the terms and conditions upon which this Lease may be terminated in the event of any damage or destruction. Accordingly, except for Tenant's termination rights specifically set forth in this Article, Tenant hereby waives any right to terminate this Lease by reason of damage or casualty loss pursuant to any present or future laws or case decisions to the same effect, including without limitation the provisions of California Civil Code Sections 1932(2) and 1933(4) and any successor or similar statutes. If Landlord fails to commence its required restoration of the Premises within one hundred eighty (180) days after the casualty and such delay is not caused by Tenant (or any Tenant Parties) or any Unavoidable Delays described in Section 25.6, then Tenant shall have the right to terminate this Lease by notice to Landlord given prior to Landlord's commencement of construction. In addition, Tenant shall have the right to terminate this Lease by giving written notice to Landlord of exercise thereof within thirty (30) days after the date the Premises is damaged or destroyed if:

(a) No part of the Premises remains tenantable after damage or destruction thereof from any cause and Landlord's restoration obligation is reasonably estimated by Landlord to take longer than three hundred sixty-five (365) days to complete; or

(b) The damage or destruction occurs within the last three hundred sixty-five (365) days of the Term.

12.4 REPAIR AND RENT RECOMMENCEMENT. In the event Landlord elects to repair the damage as provided herein, any abatement of Minimum Rent and Tenant's Proportionate Share of Common Area Costs, Taxes and Insurance shall end the earlier of (i) thirty (30) days after notice by Landlord to Tenant that Landlord has completed its required restoration, or (ii) the date Tenant reopens the damaged Premises for business. Unless this Lease is terminated by Landlord or Tenant as provided above and following the completion of Landlord's required restoration, Tenant shall promptly restore the items Tenant is required to insure as set forth in Article 11 to a condition equal to that existing prior to such destruction or casualty.

ARTICLE 13. MAINTENANCE

13.1 LANDLORD'S DUTY TO MAINTAIN. Landlord will, as part of the Common Area Costs, maintain (and repair and replace as required) the roof, exterior walls, structural columns and structural floor or floors of the Landlord's Building in good condition (but specifically excluding outer floor and floor coverings in the Premises; non-structural, demising walls in the Premises; the doors, windows and glass at the Premises; and any alterations, additions or changes performed by or on behalf of Tenant [whether structural or non-structural], all of which shall be Tenant's responsibility as set forth in Section 13.2 below). Notwithstanding the foregoing provisions of this Section, Landlord shall not in any way be liable to Tenant on account of its failure to make repairs unless Tenant shall have given Landlord written notice of the necessity for such repairs and has afforded Landlord a reasonable opportunity to effect the same after such notice. If any maintenance, repair or replacement required to be performed by Landlord hereunder is caused by the negligence or willful act or omission of Tenant or any Tenant Parties, then Tenant shall promptly reimburse Landlord for the costs incurred in effectuating the same upon Landlord's demand therefor and as Additional Rent hereunder. Without limiting the foregoing, Tenant waives the right to make repairs at Landlord's expense and/or any related termination right under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and any successor sections or statutes of similar nature).

13.2 TENANT'S DUTY TO MAINTAIN. Tenant will, at its own cost and expense, maintain the Premises (except that part Landlord has agreed to maintain as set forth in Section 13.1 above) in good and tenantable condition consistent with a first class shopping center and otherwise in compliance with all applicable federal, state and local laws, rules, regulations, orders and guidelines now or hereafter in force, and make all repairs to the Premises and every part thereof as needed. Tenant's obligations under this Section shall include, but not be limited to, modifying, repairing, replacing, installing and maintaining, as applicable, the following: items as are required by any governmental agency having jurisdiction thereof (whether the same is ordinary or extraordinary, foreseen or unforeseen); interior walls and glass; the interior portions of exterior walls; ceilings; utility meters exclusively serving the Premises (including those outside the Premises if they exclusively serve the Premises); pipes and conduits within the Premises exclusively serving the Premises; all pipes and conduits outside the Premises exclusively serving the Premises between the Premises and the service meter; all fixtures; heating, ventilating and air conditioning ("HVAC") system exclusively serving the Premises (including all components thereof whether located inside or outside the Premises); sprinkler equipment and other equipment within the Premises exclusively serving the Premises; the storefront and all exterior glass; all of Tenant's signs (both interior and exterior); locks and closing devices; all window sashes, casements or frames, doors and door frames; and any alterations, additions or changes performed by or on behalf of Tenant (whether structural or non-structural); provided that Tenant shall make no adjustment, alteration or repair of any part of any sprinkler or sprinkler alarm system in or serving the Premises without Landlord's prior approval.

Tenant shall contract with a service company approved by Landlord for the preventive maintenance of the HVAC system exclusively serving the Premises (including all components thereof whether located inside or outside the Premises) and a copy of the service contract (which contract shall be subject to Landlord's approval) shall be furnished by Tenant to Landlord within ten (10) days after Tenant's opening for business, and a copy of any subsequent contract shall be furnished by Tenant to Landlord within ten (10) days after the same becomes effective. Such service contract must provide for at least four (4) visits, inspections and services each year and the regular changing of filters. All broken glass, both exterior and interior, shall be promptly replaced by Tenant with glass of the same kind, size and quality. At Tenant's expense, Tenant shall be responsible for providing all janitorial, cleaning and pest control services within the Premises. All such services shall be provided in accordance with standards customarily maintained for similar first class shopping centers. Tenant shall permit no waste, damage or injury to the Premises and Tenant shall initiate and carry out a program of regular maintenance and repair of the Premises, including the painting or refinishing of all areas of the interior and the storefront, so as to impede, to the extent possible, deterioration by ordinary wear and tear and to keep the same in attractive condition. Tenant will not overload the electrical wiring serving the Premises and will install, at its expense, with Landlord's written approval, any additional electrical wiring required in connection with Tenant's apparatus. Landlord shall be under no obligation to make any repairs, replacements, reconstruction, alterations, or improvements to or upon the Premises or the mechanical equipment exclusively serving the Premises except as expressly provided for herein.

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